EXHIBIT 10.7

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 7, 2000, between GeoMet Resources, Inc., a Delaware corporation (the “Company”), and J. Darby Seré, an individual residing in Houston, Texas (the “Employee”).

WHEREAS, the Company is party to that certain Stock Purchase Agreement of even date herewith, pursuant to which the Company is acquiring 80% of the outstanding voting securities of the GeoMet, Inc., an Alabama corporation (“GeoMet”);

WHEREAS, the Company and GeoMet are parties to that certain Administrative Services Agreement of even date herewith, pursuant to which the Company will provide financial and management services to GeoMet for a fee; and

WHEREAS, the Company desires that the Employee perform certain of the management and financial services for GeoMet on behalf of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

1.     Employment. The Company agrees to employ the Employee, and the Employee agrees to remain in the employ of the Company, for the period set forth in Paragraph 2, in the position and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions herein provided.

2.     Term. The employment of the Employee by the Company as provided in Paragraph 1 shall be for a period commencing on the date of this Agreement through and ending on the date which is three years from the date hereof, unless sooner terminated as herein provided; provided, however, that this Agreement shall automatically extend for successive one year periods unless the Company or the Employee shall notify the other party of his or its intention not to extend the Agreement at least 90 days prior to such extension (the “Employment Term”).

3.     Position and Duties.

(a)    During the Employment Term, the Employee shall serve as Chief Executive Officer and President. The Employee shall have such duties, functions, responsibilities, and authority as are from time to time delegated to the Employee by the Board of Directors of the Company, provided that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the aforesaid functions of an enterprise comparable to the Company. The Employee shall report and be accountable to the Board of Directors of the Company.

(b)    During the Employment Term, the Employee shall devote his full business time, skill, and attention and his best efforts to the business and affairs of the Company to the extent necessary to discharge fully, faithfully and efficiently the duties and responsibilities delegated and assigned to the Employee herein or pursuant hereto, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.

(c)    In connection with the Employee’s employment by the Company under this Agreement, the Employee shall be based at the principal executive offices of the Company in Houston, Texas, except for such reasonable travel as the performance of the Employee’s duties in the business of the Company may require.

(d)    All services that the Employee may render to the Company or any of its subsidiaries or affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.

4.     Compensation and Related Matters.

(a)    Base Salary. During the Employment Term, the Company shall pay to the Employee for his services hereunder a base salary (“Base Salary”) at the rate of Two Hundred Ten Thousand Dollars ($210,000) per year, payable in installments in accordance with the general payroll practices of the Company, or as otherwise mutually agreed upon, but no less often than twice monthly. The Employee’s Base Salary shall be subject to such adjustments as may be determined from time to time by the Board of Directors of the Company (the “Committee”) in its sole discretion; provided, however, in no event shall the Employee’s salary be reduced.

(b)    Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans (including executive bonus plans, cash bonus awards and long-term incentive plans), programs and arrangements that are generally made available by the Company to its senior executives. In addition to the rights of the Employee set forth in the preceding sentence, the Company shall provide health, dental, disability and life insurance for Employee under the group health, dental, disability and life insurance plans maintained by the Company for its full-time, salaried employees, and such benefits, when considered in the aggregate, shall not be materially reduced from current levels. Furthermore, during the Employment Term, the Company shall provide the Employee with membership to a downtown Houston, Texas luncheon club. Also, the Company shall pay the Employee’s reasonable parking expenses associated with his employment with the Company. In consideration of Employee’s service over the last four months to the Company, the Company shall, within 30 days of the date of this Agreement, pay Employee a bonus equal to $70,000.

(c)    Expenses. During the Employment Term, the Employee shall be entitled to receive prompt reimbursement upon a timely basis (according to the then-current practices of the Company) for all reasonable expenses incurred by the Employee in performing his duties and responsibilities hereunder upon the presentation by the Employee of an itemized monthly accounting of such expenditures, including receipts where required by Company policy or federal income tax regulations.

(d)    Vacations. During the Employment Term, the Employee shall be entitled to five (5) weeks of paid vacation each year. The Employee shall also be entitled to all paid holidays given by the Company to its senior executives. The Employee agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities hereunder and (ii) mutually convenient for the Company and the Employee. At the end of each calendar year during the Employment Term, the Company shall pay the Employee for all accrued but unused vacation time.

(e)    Deferred Bonuses. After each year of the Employment Term, the Company agrees to consider awarding a deferred bonus to the Employee, taking into account the value of the Employee’s services to the Company and such other factors as the Board of Directors of the Company determines in its sole and absolute discretion, including the compensation paid by other companies to executives with similar skills and experiences to the Employee. The amount of any such bonus, the timing of its payment and all terms and conditions thereof shall be determined by the Board of Directors of the Company in its sole and absolute discretion. The Company shall not be obligated to set aside any of its assets for purposes of paying any deferred bonus awarded to the Employee. The Employee acknowledges that any deferred bonus awarded to him will be subject to applicable tax withholding obligations if and when such bonus is paid.

5.     Termination of Employment.

(a)    Death. The Employee’s employment hereunder shall terminate automatically upon his death.

(b)    Disability. If the Disability (as defined below) of the Employee occurs during the Employment Term, the Company may notify the Employee of the Company’s intention to terminate the Employee’s employment hereunder for Disability. In such event, the Employee’s employment hereunder shall terminate effective on the 30th day following the date such notice of termination is received by the Employee (the “Disability Effective Date”). For purposes of this Agreement, the “Disability” of the Employee shall be deemed to have occurred at such time as the Board of Directors of the Company determines, in its reasonable discretion, (i) that despite any reasonable accommodation required by law, the Employee is unable to perform the essential functions of his position hereunder as a result of his physical or mental incapacity and (ii) that such inability has existed or is likely to exist for a period of six months or more. If the Employee disputes the determination of the Company, the dispute shall be resolved by a mutually agreed upon physician. Upon the failure of the Company and the Employee to agree upon a physician, the Employee and the Company shall each select, at their own expense, a physician, duly licensed to practice in that field of medicine encompassing the area of alleged disability, to examine Employee. The physicians selected by Employee and the Company, respectively, shall mutually select a third physician, duly licensed to practice in that field of medicine encompassing the area of alleged disability, to examine Employee. Each such physician selected shall be a disinterested person of recognized competence who, at the time of his or her selection, has no professional or business relationship with the other physicians selected, Employee or the Company. Thereafter, within a reasonable time period after the selection of the three (3) physicians, not to exceed thirty (30) days after the selection of the final physician, Employee shall submit to an examination by each such physician. Each physician shall then determine whether the Employee is disabled within the meaning of this Agreement, and shall provide written notice of his or her determination to both Employee and the Company. The decision reached by a majority of the physicians shall be conclusive on the parties hereto. The cost of each physician shall be borne equally by Employee and the Company. In no event shall the good faith determination of any physician selected pursuant to this Agreement give rise to liability of any kind whatsoever by such physician to either Employee or the Company.

(c)    Termination by Company.

  (i)    For Cause. The Company may terminate the Employee’s employment hereunder for Cause (as defined below) (a “For Cause Termination”). For purposes of this Agreement, “Cause” shall mean any of the following: (A) Employee’s willful and continued or repeated failure, for a period of at least 30 calendar days following a written warning from the Board of Directors, to perform his duties, functions and responsibilities as may be reasonably assigned to him hereunder; (B) the Employee’s willful violation of any material rule, regulation or policy that may be established from time to time in the Company’s business; (C) the Employee’s unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while such controlled substances are present in the Employee’s body; or (D) the Employee’s conviction of or a plea of guilty or no contest to any crime involving an act of moral turpitude; or

  (ii)    Without Cause. The Company may terminate the Employee’s employment hereunder without Cause for any or no reason. For purposes of this Agreement, a “Without Cause Termination” shall mean a termination by the Company of the Employee’s employment hereunder other than pursuant to a For Cause Termination, or Disability.

(d)    Termination by Employee.

  (i)    For Good Reason. The Employee may terminate his employment hereunder if, (A) without Employee’s consent, the Employee is required to be based outside of the Greater Houston Metropolitan Area, (B) a material breach of this Agreement by the Company, which breach shall not have been cured within 30 days after notice by the Employee to the Company, (C) a material reduction in the Employee’s Base Salary or benefits or his position and responsibilities with the Company (including removal from the board of directors of GeoMet, Inc.) occurs, without the consent of the Employee, which action shall not have been cured within 30 days after notice by the Employee to the Company, or (D) the Company breaches Section 7.4 of the Stock Acquisition and Stockholders’ Agreement of even date herewith, among the Company and its shareholders. The Employee understands and agrees, however, that he may be stationed on a temporary basis from time to time outside of the Greater Houston Metropolitan Area and that such temporary assignments shall not constitute Good Reason to terminate.

  (ii)    Without Reason. The Employee may terminate the Employee’s employment hereunder without cause for any or no reason. For purposes of this Agreement, a “Without Reason Termination” shall mean a termination by the Employee of the Employee’s employment hereunder other than pursuant to Good Reason Termination.

(e)    Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or by the Employee (other than a termination pursuant to Paragraph 5(a)) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Disability or a For Cause Termination or a Good Reason Termination, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) specifies the Employment Termination Date (as defined in Paragraph 5(f) below). The failure by the Company or Employee, as applicable, to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or Employee hereunder or preclude the Company or Employee from asserting such fact or circumstance in enforcing the Company’s or Employee’s rights hereunder.

(f)    Employment Termination Date. For purposes of this Agreement, “Employment Termination Date” shall mean the effective date of termination of the Employee’s employment hereunder, which date shall be (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) if the Employee’s employment is terminated because of his Disability, the Disability Effective Date, (iii) if the Employee’s employment is terminated by the Company pursuant to a For Cause Termination, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given, (iv) if the Employee’s employment is terminated by the Company pursuant to a Without Cause Termination, the date specified in the Notice of Termination, (iv) if the Employee’s employment is terminated by the Employee pursuant to a Good Reason Termination, the date on which the Notice of Termination is given, and (vi) if the Employee’s employment is terminated by the Employee pursuant to a Without Reason Termination, the date specified in the Notice of Termination, which date shall in no event be earlier than 30 days from receipt of the Notice of Termination.

(g)    Resignation. In the event of termination of the Employee’s employment hereunder (for any reason other than the death of the Employee), the Employee agrees that if at such time he is a member of the Board of Directors or officer of the Company or a director or officer of any of its subsidiaries, he will promptly deliver to the Company his written resignation from all such positions, such resignation to be effective as of the Employment Termination Date.

6.      Company Obligations Upon Termination of Employment.

(a)    Death. If the Employee’s employment hereunder is terminated by reason of the Employee’s death, the Company shall pay to the Employee’s estate, in a lump sum in cash within 15 days after the Employment Termination Date, a sum equal to the Employee’s Base Salary, reimbursable expenses and vacation accrued but unpaid through the Employment Termination Date. In addition, the Company shall continue to provide at its expense group medical and dental insurance, as in effect at the time of the Employee’s death, to the Employee’s immediate family for a period of 18 months.

(b)    Disability. If the Employee’s employment hereunder is terminated by reason of the Employee’s Disability, the Company shall pay to the Employee, in a lump sum in cash within 15 days after the Employment Termination Date, a sum equal to the Employee’s Base Salary, reimbursable expenses and vacation accrued but unpaid through the Employment Termination Date. In addition, the Company shall continue to provide at its expense group medical and dental insurance, as in effect on the Employment Termination Date, to the Employee and to the Employee’s immediate family for a period of 18 months after the Employment Termination Date.

(c)    For Cause Termination. If the Employee’s employment hereunder is terminated pursuant to a For Cause Termination, the Company shall pay to the Employee, in a lump sum in cash within 15 days after the Employment Termination Date, the Employee’s Base Salary, reimbursable expenses and vacation accrued but unpaid through the Employment Termination Date, to the extent not theretofore paid, and, thereafter, the Company shall have no further obligations to the Employee under this Agreement.

(d)    Without Cause Termination and Good Reason Termination. If the Employee’s employment hereunder is terminated by reason of a Without Cause Termination or a Good Reason Termination, the Company shall pay to the Employee a sum equal to 18 month’s Base Salary at the Employee’s last current rate plus the Employee’s Base Salary, reimbursable expenses and vacation accrued but unpaid through the Employment Termination Date and shall continue to provide group medical and dental insurance at the Company’s expense, as in effect on the Employment Termination Death, to the Employee and to the Employee’s immediate family for a period of 18 months after the Employment Termination Date. The cash severance payable under this Paragraph 6(d) shall be paid within 30 days of the Employment Termination Date.

(e)    Without Reason Termination. If the Employee’s employment hereunder is terminated by the Employee by reason of a Without Reason Termination, the Company shall pay to the Employee, in a lump sum in cash within 15 days after the Employment Termination Date, the Employee’s Base Salary, reimbursable expenses and vacation accrued but unpaid through the Employment Termination Date.

(f)    Sole Remedy. The receipt of payments provided for under Paragraph 6(d) shall be the Employee’s sole and exclusive remedy for the termination of his employment hereunder and shall be in lieu of any claim that he might otherwise have against the Company arising from such termination.

(g)    Release. Any severance payments due to Employee under Paragraph 6(d) shall be contingent upon Employee executing a full release of any and all claims against the Company, the Board of Directors and officers of the Company and any affiliates and representatives of the Company arising out of Employee’s employment with the Company or this Agreement.

(h)    No Duty to Mitigate. Employee’s rights and privileges under Paragraph 6(d) shall be considered severance pay in consideration of his past service and his past service to the Company, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment.

7.     Compliance With Other Agreements. The Employee represents and warrants to the Company that the execution, delivery, and performance by the Employee of this Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which the Employee is a party or by which he is bound.

8.     Noncompetition and Related Matters.

(a)    The Employee acknowledges that during the term of his employment with the Company, the Company has provided and will continue to provide to him, and he has received and will continue to receive from the Company, special training and knowledge. The Employee acknowledges that included in the special knowledge received is the confidential information identified in Paragraph 9. The Employee acknowledges that this confidential information is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the Company by the enforcement of this covenant not to compete. Therefore, the Employee agrees that, in consideration of the foregoing during the Employment Term and for a period commencing upon the termination of the Employee’s employment hereunder and ending upon the date which is 18 months from the termination of Employee’s employment hereunder, unless otherwise extended pursuant to the terms of this Paragraph 8, the Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or activity that is involved in leasing, acquiring, exploring, producing, gathering or marketing coal bed methane and related products; provided that nothing in this Paragraph 8 shall be construed to prevent the Employee from owning beneficially, as an investment, up to an aggregate of five percent of a class of equity securities that is publicly traded and registered under Section 12 of the Securities Exchange Act of 1934; provided further that nothing in this Paragraph 8 shall be construed to prevent the Employee from engaging or participating as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity in a business venture which derived during the last fiscal year less than 25% of its gross revenues from or is a start-up or new venture formed for the primary purpose of leasing, acquiring, exploring, producing, gathering or marketing of coalbed methane, is not in direct competition with the Company, and would not require the Employee to use or disclose any confidential information identified in Paragraph 9. The Employee represents to the Company that the enforcement of the restriction contained in this Paragraph 8(a) would not be unduly burdensome to the Employee and that in order to induce the Company to employ the Employee the Employee further represents and acknowledges that the Employee is willing and able to compete in other areas of business not prohibited by this Paragraph 8(a).

(b)    The Employee agrees that a breach or violation of this covenant not to compete by the Employee shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled. Further, during any period in which the Employee is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that the Employee is in breach hereof.

(c)    In addition to the restrictions set forth in Paragraph 8(a), the Employee shall not, for a period commencing upon the termination of the Employee’s employment hereunder and ending upon the 18 month anniversary thereof, either directly or indirectly, (i) make known to any person or entity the names and addresses of any of the business contacts of the Company or any other information pertaining to such business contacts, (ii) call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the business contacts of the Company who were contacts during the Employee’s association with the Company, whether for the Employee or for any other person or entity, or (iii) recruit or attempt to recruit, directly or by assisting others, any other employee of the Company or any of its affiliates; provided, however, that the Employee may call on or attempt to call on any business contact of the Company which is not involved specifically in the coalbed methane business and would not interfere with the Company’s business.

(d)    The representations and covenants contained in this Paragraph 8 on the part of the Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company or any stockholder, director or officer of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of the Employee contained in this Paragraph 8. In addition, the provisions of this Paragraph 8 shall continue to be binding upon the Employee in accordance with their terms, notwithstanding the termination of the Employee’s employment hereunder for any reason.

(e)    The parties to this Agreement agree that the limitations contained in this Paragraph 8 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Paragraph 8 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

9.     Confidentiality. The Employee recognizes and acknowledges that the Company’s trade secrets and other confidential or proprietary information, as they may exist from time to time, are valuable, special, and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Employee’s duties hereunder. The Employee confirms that all such trade secrets and other information constitute the exclusive property of the Company. During the Employment Term and thereafter for a period of three (3) years, the Employee shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by the Employee alone or in conjunction with others during the Employment Term) belonging to or concerning the Company or any of its subsidiaries or any of their customers or clients or others with whom they now or hereafter have a business relationship, except (i) with the prior written consent of the Company duly authorized by its Board of Directors, (ii) in the course of the proper performance of the Employee’s duties hereunder, (iii) for information

(x) that becomes generally available to the public other than as a result of unauthorized disclosure by the Employee or his affiliates or (y) that becomes available to the Employee subsequent to the termination of his employment hereunder and on a nonconfidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company or such customers, clients, or others having a business relationship, or (iv) as required by applicable law or legal process. The provisions of this Paragraph 9 shall continue in effect for the period set forth in this Paragraph 9 notwithstanding termination of the Employee’s employment hereunder for any reason.

10.    Business Records. Given the competitive environment in which the Company does business and the fiduciary relationship that the Employee will have with the Company hereunder, the Employee agrees to promptly deliver to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all memoranda, notes, records, drawings, manuals, e-mails, electronic files and other documents (and all copies thereof and therefrom, whether paper or electronic copies) in any way relating to the business or affairs of the Company or any of its subsidiaries or any of their clients, whether made or compiled by the Employee or furnished to him by the Company or any of its employees, customers, clients, consultants, or agents, which the Employee may then possess or have under his control. The Employee confirms that all such memoranda, notes, records, drawings, manuals, and other documents (and all copies thereof and therefrom) constitute the exclusive property of the Company. The obligation of confidentiality set forth in Paragraph 9 shall continue notwithstanding the Employee’s delivery of any such documents to the Company. The provisions of this Paragraph 10 shall continue in effect notwithstanding termination of the Employee’s employment hereunder for any reason.

11.    Intellectual Property.

(a)    Disclosure. The Employee shall promptly disclose to the Company all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements, whether or not patentable or copyrightable (all of the foregoing being hereinafter collectively called “Intellectual Property”), which the Employee conceives, invents, discovers, creates, or develops, alone or with others, during the Employment Term, if such conception, invention, discovery, creation, or development (i) occurs in the course of the Employee’s employment with the Company, or (ii) occurs with the use of the Company’s or any of its subsidiaries’ time, materials, or facilities, or (iii) in the opinion of the Board of Directors of the Company, relates or pertains in any way to the Company’s or any of its subsidiaries’ purposes, activities or affairs.

(b)    Assignment. The Employee hereby assigns and agrees to assign to the Company, its successors, assigns, or designees, all of the Employee’s right, title, and interest in and to all Intellectual Property that the Employee is obligated to disclose to the Company pursuant to Paragraph 11(a).

(c)    Assistance. The Employee shall assist the Company in the preparation of and shall execute and deliver all disclosures, applications for patents or reissue of patents, rights of priority,

assignments, and other documents, give all testimony, and in general do all lawful things reasonably requested by the Company to obtain, maintain, and enforce United States and foreign patents and to obtain, maintain, and enforce on behalf of the Company or its designee legal title and all rights in and to all Intellectual Property referred to in the preceding provisions of this Paragraph 11.

(d)    Records. The Employee shall prepare and maintain adequate and current written records of all Intellectual Property within the scope of Paragraphs 11(a) through 11(c) in the form of notes, sketches, drawings, memoranda, or reports, all of which shall be promptly submitted by the Employee to the Company and shall be owned exclusively by the Company.

(e)    Consideration and Expenses. The Employee shall perform his obligations under this Paragraph 11 at the Company’s expense, but without any additional compensation other than that which the Employee receives by reason of his employment with the Company or pursuant to any separate agreement between the Company and the Employee or any separate policy of the Company that may be in effect from time to time during the Employment Term.

(f)    Power of Attorney. If the Company or its designee is unable for any reason whatsoever to obtain the Employee’s signature to any documents that the Company is entitled to require him to sign pursuant to this Paragraph 11, the Employee hereby irrevocably designates and appoints the Company as his agent and attorney-in-fact to act for and on behalf of him and in his stead to execute, deliver, and file all such documents (including, without limitation, all applications for United States and foreign patents or for the reissue of such patents) and to do all other lawful acts that the Company is entitled to require the Employee to do pursuant to this Paragraph 11.

(g)    Survival. The provisions of this Paragraph 11 shall continue in effect notwithstanding termination of the Employee’s employment hereunder for any reason.

12.    Assistance in Litigation. During the Employment Term and for a period of three years thereafter, the Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which the Company or any of its subsidiaries or affiliates is, or may become, a party. The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in rendering such assistance, and, in the event Employee is no longer employed by the Company, the Company shall pay Employee reasonable compensation for his time spent rendering such assistance. The provisions of this Paragraph 12 shall continue in effect notwithstanding termination of the Employee’s employment hereunder for any reason. If assistance is required after the Employment Term, Employee shall not be required to provide assistance to the extent it unreasonably interferes with Employee’s new employment.

13.    Withholding Taxes. The Company shall withhold from any payments to be made to the Employee hereunder such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

14.    No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable to the Employee, or in any way diminish the Employee’s rights as an employee of the Company, whether existing now or hereafter, under any employee benefit plan, program, or arrangement or other contract or agreement of the Company providing benefits to the Employee.

15.    Arbitration. The Company and the Employee agree to submit to final and binding arbitration any and all disputes, claims (whether in tort, in contract, statutory, or otherwise) and/or disagreements concerning the interpretation or application of this Agreement. Any dispute, claim, and/or disagreement subject to arbitration pursuant to the terms of this Paragraph 15 shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or any successor organization (the “Association”) then in effect. Arbitration under this provision must be initiated within 30 days of the action, inaction, or occurrence about which the party initiating the arbitration is complaining. Within ten days of the initiation of an arbitration hereunder, each party will designate an arbitrator pursuant to Rule 14 of the Association’s Rules. The appointed arbitrators will appoint a neutral arbitrator from the panel in the manner prescribed in Rule 13 of the Association’s Rules. The Employee and the Company agree that the decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The parties hereto agree that pursuant to Section 9 of such Act a judgment of the United States District Court for the Southern District of Houston, Texas, shall be entered upon the award made pursuant to the arbitration.

17.    Injunctive Relief. In recognition of the fact that a breach by the Employee of any of the provisions of Paragraphs 8, 9, 10 and 11 will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Employee or requiring him to perform his obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Employee of any of the provisions of this Agreement.

18.    Survival. Neither the expiration or the termination of the term of the Employee’s employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of Paragraphs 8, 9, 10, 11, 12, 15, 16, 17, 18, 19, 25 and 26 and the rights and obligations of the parties thereunder, shall survive the expiration or termination of the term of the Employee’s employment hereunder.

19.    Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given or made (i) when delivered personally, or (ii) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

If to the Company, at:

GeoMet Resources, Inc.

c/o Yorktown Partners

410 Park Avenue, 19th Floor

New York, NY 10022

Attn: Tomas LaCosta

Facsimile No.: (212) 515-2105

If to the Employee, at:

909 Fannin, Suite 3208

Houston, Texas 77010

Facsimile No.: (713) 659-3856

20.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

21.    Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Employee shall not assign or otherwise transfer this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company (except that any rights that the Employee may have hereunder at the time of his death may be transferred by will or pursuant to the laws of descent and distribution). Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

22.    Nonalienation of Benefits. The Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

23.    Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by both of the parties hereto.

24.    Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

25.    Authority. No person, other than pursuant to a resolution duly adopted by the members of the Board of Directors of the Company, shall have authority on behalf of the Company to agree to modify, amend, or waive any provision of this Agreement or take any action in reference hereto.

26.    Severability. If any provision of this Agreement is held to be unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

27.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

28.    Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Employee has executed this Agreement, as of the date first set forth above.

GEOMET RESOURCES, INC

By:	/s/ William c. Rankin

Name:	William C. Rankin
Title:	Executive Vice President

/s/ J. Darby Seré
J. Darby Seré